EXHIBIT 16.1

December 17, 2007

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	Dexterity Surgical, Inc.
Commission File No. 0-20532

We have read the statements that we understand Dexterity Surgical, Inc. will include under Item 4.01 in its Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made in the same section.

/s/ Akin, Doherty, Klein & Feuge
Akin, Doherty, Klein & Feuge, P.C.
By: Thomas A. Akin, Engagement Partner